Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement of Retrophin, Inc. on Form S-3 (File No. 333-198648) and to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule-462(b) of the Securities Act of 1933, as amended, of Retrophin, Inc. for the registration of shares of its common stock with an aggregate offering price not to exceed $25,000,000, of our report dated March 28, 2014, except for the first bullet point appearing in the third paragraph of Note 2 and the December 31, 2013 amounts appearing in the tables in Note 2, as to which the date is March 11, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and an emphasis of a matter paragraph pertaining to the restatement of the Company’s consolidated financial statements for the year ended December 31, 2013, with respect to our audit of the consolidated financial statements of Retrophin, Inc. and Subsidiary as of December 31, 2013 (restated) and for the years ended December 31, 2013 (restated) and 2012, appearing in the Annual Report on Form 10-K of Retrophin, Inc. for the year ended December 31, 2014.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 18, 2015